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                                                                     EXHIBIT 99b

                                                                   PRESS RELEASE

WASHINGTON--(BUSINESS WIRE)--Oct. 31, 1996--

                    IMS ATS 60e SETS NEW PERFORMANCE/PRICE STANDARD

                NEW DATA MODULE FOR TEST STATIONS OFFERS UNMATCHED
                          PERFORMANCE FOR UNDER $2,000/PIN

Integrated Measurement Systems Inc. (IMSC) today announced a new 60e data module for their ATS Blazer-TM- and MTS Blazer-TM- Test Stations providing a low-cost entry point for testing complex devices such as deep submicron ASICs, microprocessors, mixed-signal devices and MCMs.

Beginning at under $2,000 per channel, the ATS 60e data module has 16 I/O data channels for parallel, at speed test at up to a 60 MHz rate. This new module can be used in conjunction with other Test Station data modules rated at different speeds and serial scan modules.

"As the trend toward higher complexity and more customization continues, the need for exclusive engineering use of a capable test system becomes more and more critical," said Richard Gaunt, marketing manager for Digital Test Stations at IMS. "Driving down the entry point for our ATS Blazer Test Stations allows more engineers access to tools that will speed up the overall design cycle. At one-third to one-half the cost of ATE testers, an IMS Test Station is a very attractive alternative. The ATS 60e is another example of our commitment to provide test solutions that continually help drive down the cost of test."

Versatile Performance at a Lower Cost

The ATS 60e Data Module provides 60 MHz I/O performance with 16 channels. The ATS or MTS Blazer mainframes can be utilized with the 60e Data Module in configurations that provide up to 448 digital I/O. The ATS 60e Data Module has 128K or 512K of local vector memory, with up to 8 M of optional dynamic vector memory per pin.

A special Low Leakage Mode of operation can be invoked, which reduces receiver leakage to less than 250 nA. This is important when testing low-current semiconductors, such as implantable medical devices or other battery-operated equipment.

Other key features include: seven bits of data behind every pin, allowing Realtime Compare and Acquire for instant error detection and reporting; per pin programmable functions such as driver levels, dual comparator levels, active loads, force and compare timing, tristate and masking, and data formats. The 60e can be ordered with an optional DC PMU per pin. Economical bipolar technology is used in the critical driver and comparator circuitry, reducing cost compared to other technologies, without sacrificing performance.

Comprehensive Test Station Functionality

The ATS Test Station series include the MTS mixed-signal Test Station for seamless testing of critical analog characteristics. Both the ATS and MTS Test Stations digital capabilities include full per-pin programmability and can be used with scan modules providing up to 32M of serial memory per channel. The ATS Test Stations are supported in a wide variety of EDA simulation environments and are configurable in 16-pin increments up to 448 pins. Time Domain Reflectometry
(TDR) simplifies the design and use of high-performance fixtures.

Price and Availability: A fully configured 192-pin ATS Test Station is priced at under $400,000. The ATS 60e Data Module is available now, with delivery 8 weeks ARO.

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Integrated Measurement Systems Inc. (IMSC), is the worldwide leader in
Engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. For the past three years, IMS has rated in the 10 BEST Supplier of Test and Material Handling Equipment in the VLSI Research Customer Survey. IMS is listed on the Nasdaq National Market under the symbol IMSC. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, Oregon 97008.
Telephone: 503/626-7117 or 800/879-7117 or visit our Web site at www.ims.com.